Exhibit 99.2
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MEREDITH CORPORATION
CONFERENCE CALL
MARCH 8, 2000


JENNY:

Good morning. I'm Jenny McCoy, manager of investor communication for Meredith Corporation. With me are Bill Kerr, chairman and chief executive officer; Suku Radia, our chief financial officer; Steve Lacy, president of the new Interactive and Integrated Marketing Group, and Tom Ferree, our corporate controller.

Bill will discuss today's announcement in more detail, with Steve Lacy addressing the creation of our third business group. Then, we'll respond to your questions.

Before they begin, let me remind you that we'll be discussing forward-looking information that is subject to certain risks and uncertainties based on management's current knowledge and estimates of factors affecting the company's operations. Actual results may differ materially from those currently anticipated. Factors which could adversely affect future results include, but are not limited to, changes in advertising and consumer demand, paper prices, postal rates and other adverse economic conditions nationally, regionally or in specific local markets. A complete description can be found on page 22 of our fiscal 1999 annual report.

At this time, I'll turn the program over to Bill.

BILL:

Thanks, Jenny. And thanks to those of you listening to today's call. As I believe most of you know, earlier this morning we announced a number of strategic initiatives designed to position Meredith for significant growth. Our plans include four key elements:

First, we are creating the Meredith Interactive and Integrated Marketing Group to complement the company's existing Publishing and Broadcasting Groups.

We've appointed Steve Lacy as president of this group, reporting to Chris Little, who will add the title of corporate senior vice president and continue responsibility for our Publishing Group. As many of you know, Steve has served as our Chief Financial Officer since February 1998 and is being succeeded by Suku Radia, who joined us on March 1.

This new group strategically aligns the high growth areas of integrated marketing, database operations, and interactive media -- key drivers to increasing shareholder value over time. We already are an industry leader in integrated marketing in terms of the number of clients, the depth of their activities and the measurable results we've achieved together. This continues to be an area of tremendous growth potential. And we are putting a full-court press behind it.

We believe the lessons learned from the Internet are about linkage, connectivity and integration both for our marketing partners and our consumers.

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I believe the creation of a third business group is an important event in the history of our company. It demonstrates our commitment to expanding our role as one of the country's leading media and marketing companies and ensuring our place as a key content provider in the new Internet-related world. And, for us, this is not only about creating new stand-alone businesses, but also about embracing the Web in the fabric of our traditional businesses.

Our second initiative is the expansion and acceleration of our Internet-related efforts on a company-wide basis. This will involve several important strategies, which Steve will discuss with you in a few minutes - strategies designed to grow revenue and profits for our company.

To move forward with these initiatives, the company has committed up to $100 million for investments in Internet and E-Commerce activities, continued development of our consumer database, and investments in strategic alliances and partnerships. We are also planning to back our efforts with at least $10 million annually in marketing support through advertising in our magazines and at our television stations annually.

Third, we are implementing a series of consumer marketing initiatives designed to increase the profit contribution of our circulation programs. This involves several steps that I will outline in detail following Steve's comments.

And fourth, we are closing certain operations that no longer fit our business objectives.

Now let me provide some background on these announcements.

The 1990s were a period of outstanding growth for our company. During this time, we built Better Homes and Gardens into the overwhelming leader in its field, we launched eight subscription magazines, we acquired seven television stations, we forged a market-leading position in integrated marketing, and we developed the media industry's most comprehensive database.

These strategies of creating valuable new and improved businesses -- and exiting those not core to our mission -- have yielded outstanding financial results, with double-digit compound annual growth rates in earnings per share, operating profit and EBITDA. Our return on equity, stock price and operating profit margins have grown dramatically over the last ten years.

As you know, we've been articulating three major growth strategies. We are focused on leveraging the power of our valuable brands; on developing content across multiple platforms; and on extending our marketing competencies.

In order to fully develop these strategies, we are announcing today a series of actions to accelerate our growth and value creation. Over the last few years we have developed significant experience and valuable insight from our important marketing partnerships and our 26 Web sites. We've also had task forces related to interactive media and our consumer database working for quite some time. Today's announcement is partially a result of their planning and recommendations.

Let me now turn the call over to Steve Lacy, who will provide some information on the creation of the Interactive and Integrated Marketing Group and our strategies going forward.


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STEVE:

Thanks, Bill. First, let me emphasize that the key issue we are addressing with today's announcement is growing revenue for our company. We'll mention some cost savings later, but our No. 1 priority in undertaking this reorganization and committing to these investments is driving top-line growth.

I'm extremely excited about this new growth opportunity for the company. Meredith has a tremendous and unique set of assets from which to expand this business -- assets that many Internet start-ups would envy. For example:

-- We have well-established publishing and broadcasting brands that have earned the trust of readers and viewers over the last 100 years.

-- We have a wealth of content that is delivered in many formats - from print pieces such as magazines and books; to television programming that includes more than 200 hours of local news each week and the Better Homes and Gardens television show; to our branded Internet sites.

-- Our consumer database contains more than 60 million names, with information on 7 out of 10 U.S. home-owning households - the most extensive among American media companies.

-- Our publishing and broadcasting properties reach 75 million consumers monthly - providing a tremendous cross-promotional opportunity.

-- Our Internet presence includes 26 sites and a growing number of unique applications to generate user traffic and registrations - critical for revenue growth and circulation efficiencies.

-- We have broad integrated marketing relationships with a number of America's leading companies and brands -- including The Home Depot, Kraft and Nestle and many others.

We are encouraged by our progress in integrating our resources to better meet customer needs. Once again, this business re-alignment provides a sharper focus on revenue growth -- a key factor in increasing shareholder value.

This brings us to what Bill described as the second element of today's announcement: an expansion and acceleration of our Internet-related efforts on a company-wide basis. Several strategies are involved.

First, we will create the premiere home and family Internet site, including the development of vertical portals around our core content areas of decorating, food, home improvement and remodeling. Employing a modular architecture, we will use our flagship site -- Better Homes and Gardens.com -- as our launch platform, with branded content available for our other publishing and broadcasting sites.

Second, we plan further development of our 12 stations' web sites, including their transformation into powerful local community portals. This strategy leverages our already strong news and weather presence, as well as proprietary classified applications such as cars.com, jobs.com and homefinder.com. A local portal approach will expand our sites to include movie showtimes and reviews, mapping, weather, live news and sports, restaurant listings, TV listings, clubs, high school sports, community billboards and chat.

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Additionally, our stations are creating content for use in mobile web phone trials, place-based video and by high-speed cable services. Our plan is to expand these applications and transform the traditional TV broadcast model into an interactive, digital community resource for viewers, advertisers and commerce. We took an important step yesterday with our agreement to invest in the iBlast Network.

Third, we will significantly expand our programs to reduce costs by shifting a meaningful amount of traditional magazine circulation and renewal efforts from the mail to the Internet. This links our Internet activities with the circulation initiatives Bill will highlight in a few moments.

Fourth, we will expand our program of strategic alliances and equity investments in Internet partners who can accelerate our development efforts.

And fifth, we will create and repurpose Meredith-branded content for use by major advertising and marketing clients on the Internet.

Based on our Interactive efforts to date, we see many major opportunities for revenue growth:

-- First, the Web offers significant opportunities for growing advertising revenue. This is the first new advertising medium in 50 years - and it's real.

-- Second, sponsorships and marketing partnerships are opportunities to continue growth. As we continue to build compelling content and significant traffic, along with a database of information and registrations, we become far more compelling as an outlet for marketing dollars.

-- The third opportunity is business-to-business services. We expect to have a large number of homeowners archiving their home information on our sites, so we know how often they remodel, what they spend, and how they researched their alternatives. Marketers rarely have access to information this rich about consumer purchases, providing us with excellent opportunities to form strategic alliances and partnerships.

-- Fourth, selected custom online publishing has been for us - and will continue to be - an important source of revenue.

-- And fifth, e-commerce opportunities also have significant revenue potential. We believe that external e-commerce is a natural for sites in home, food, and, perhaps most immediately, local classified advertising - particularly used car sales and local auction opportunities.

Let me now turn the call back to Bill, who will describe the remaining elements of today's announcement.

BILL:

Thanks, Steve. As I indicated at the outset, the third component of today's announcement is a series of consumer marketing initiatives to shift our circulation mix and increase the profit margin from our circulation efforts. Let me provide some detail.


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First, as Steve indicated, we will expand our Internet-based programs to encourage more consumers to use the Web to subscribe to and renew Meredith magazines. Moving subscriptions to the Web has the potential to dramatically increase our circulation margins, as it eliminates mailing costs related to our subscription acquisition efforts. Across our magazines, we will mail about 60 million pieces in fiscal 2000. Even small share shifts can have a significant profit impact.

We're encouraged by activity in this area. While absolute numbers are still small, our rate of online-generated subscriptions has grown 15-fold since we began this initiative. Importantly, many of these subscribers are people we would not have reached through traditional mailing sources. Many are readers who we are capturing earlier in their lifecycle. This bodes very well for the future.

The second piece of our circulation initiative is increasing the volume of direct mail in the near term. There are two primary reasons for doing this:

-- First, the continuing success and growing sophistication of our database activities now make it possible for us to mail effectively to a broader and deeper universe of names. As we've said in the past, Meredith relies much less on outside sources to generate subscriptions than our competitors. Still, increasing direct mail solicitations will produce better long-term circulation economics.

-- Second, we want to get ahead of the curve on the impending postal rate increase. We expect, if history holds, there will be a flood of mailings in the last quarter of calendar 2000. To avoid clutter that may have a temporary adverse effect on response rates, we plan to accelerate our mailing schedule.

The economics behind these steps are sound. However, the shift to direct mail has negative short-term accounting implications. As you may recall, with outside sources - such as stampsheets -- the cost of the mailing is capitalized and charged against income over the life of the subscription. With direct mail, we record these costs at the time of the mailing in advance of the recognition of the income.

A third circulation initiative is to enhance our single-copy sales efforts. Unlike many companies in our industry, we have seen an increase in revenues from single-copy sales during the last four years. We recently secured more than 50,000 additional magazine checkout pockets at major retailers, bringing our total pockets at retail to nearly 600,000. We believe this will contribute to further revenue growth and continued improvement of our circulation margin.

Finally, from a circulation perspective, we plan to grow revenue by increasing the frequencies and/or rate bases of several magazines. We plan to:

-- Increase the frequency of MORE magazine to 10 times annually and its rate base to 600,000 from the current 525,000.

--  Increase the frequency of Renovation Style magazine to six times per year.

--  Raise the rate base of Family Money magazine to 525,000.

--  Increase the frequency of Paint Decor from semi-annually to quarterly.

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--  In addition, we plan to formally launch Hometown Cooking and Antiques
    Extra, two new titles we have been testing, as regular subscription titles.

These moves, again, are designed to foster long-term revenue growth.

The fourth major thrust of today's announcement involves focusing our attention and resources on those franchises that have the best growth outlook and fit with our strategy going forward.

To that end, we will close Cross Stitch and Needlework and Decorative Woodcrafts magazines effective with the July-August issues. We believe the editorial talent and resources used to create those publications can be used in more promising growth areas.

While not part of the strategic moves articulated today, we also have decided to close Crayola Kids magazine with the May issue.

Crayola Kids is a well-respected publishing franchise with great editorial, design and advertising staffs. Unfortunately, we have major strategic differences with the Crayola Kids licensor - Binney & Smith - regarding how the magazine should be managed, leading to a decision to close it.

We are very encouraged that the business strategies mentioned earlier will be instrumental in driving shareholder value. However, there are some short-term financial implications and I would like to spell them out.

As I mentioned earlier, we have committed up to $100 million for operating and capital investments in Internet and e-commerce activities, continued development of our consumer database and investments in strategic alliances and partnerships.

We anticipate that incremental spending related to these activities will impact fiscal 2000 fourth quarter earnings per share between 2 and 3 cents.
Investment spending related to the circulation initiatives I mentioned today is expected to impact fiscal 2000 fourth quarter earnings per share by 8 to 10 cents due, again, to accounting rules that require expensing these costs at the time of mailing rather than over the term of the subscription. One-time charges for the write-off of nondeductible intangibles, severance payments and other charges related to the magazine closings will cost between 35 and 37 cents in the fiscal 2000 fourth quarter.

We believe the overall impact of these actions will be in the 45 to 50 cent per share range for the fiscal 2000 fourth quarter.

Looking to fiscal 2001, we expect our incremental Internet investment will be 10 to 15 cents per share for the year, while the incremental circulation investments will be 8 to 10 cents. It's still to early for us to be able to provide guidance on our operating performance for the fiscal 2000 fourth quarter. As is our policy, we'll provide that information during our third quarter conference call on April 19.

And finally, from a financial perspective, we have repurchased more than 550,000 shares to date in the third quarter of fiscal 2000, compared to 400,000 shares in the first six months of the year. At current market prices, we expect our share repurchase activity to continue at an accelerated pace. We currently have approximately 2 million shares remaining under existing repurchase authorizations.
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Before we close out our formal remarks and get to your questions, I would simply like to discuss the strategic objectives I presented at our recent board meeting. They were:

-- Strengthen and enhance our position as the leading home and family publisher.

--  Grow our significant broadcasting business.

--  Build a leadership position in interactive media and integrated marketing.

In order to accomplish these three goals, we need to drive revenue growth. It's the common thread running through all three.

As Steve and I reiterated earlier, we believe Meredith can marry the great set of assets it possess with new technologies to produce revenue growth.

We have highly-coveted brand recognition in our core content areas of expertise. While we have done a great job leveraging these brands to drive revenue in the traditional publishing areas, there are tremendous opportunities for similar growth over the Internet, on television and in the digital spectrum.

We have the reach - 75 million American consumers each and every month and a database with information on 70 percent of U.S. home-owning households. We offer advertisers and marketing partners unparalleled opportunities to reach people likely to spend money on their products.

We have great content - on both the Publishing and Broadcasting sides - that can attract people to our sites and be repurposed for use by our clients. This presents enormous opportunities for revenue growth.

We have existing relationships with top-notch clients such as The Home Depot, Kraft, Nestle, Wal-Mart and many others. Every day we are finding new ways to work with them to reach American consumers. There is plenty of room for significant revenue growth here.

So, if there is one theme I would hope you take away from today's call it is we are taking these actions fundamentally to drive revenue growth.

Lastly, I want to mention once again our long-term financial objectives that you are so familiar with. We are committed to achieving over time:

--  double-digit earnings per share growth;
--  double-digit EBITDA growth;
--  and maintaining a high return on equity.

We believe the moves announced today will be instrumental in achieving our stated objectives and fueling a period of impressive growth and expansion. Some of you will recall that Meredith was in such a position in the early 1990s. At that time, we performed careful analysis, established demanding financial objectives and made important strategic decisions. The result was a period of strong financial performance and stock price appreciation. We believe we're again setting the stage for long-term success. We're extremely enthusiastic about Meredith Corporation's future.

With that, we will be happy to answer your questions.

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